Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-274502

Supplement No. 1, Dated December 28, 2023

(to the Proxy Statement/Prospectus dated December 21, 2023)

SUPPLEMENT NO. 1 TO

PROXY STATEMENT OF

PONO CAPITAL THREE, INC.

PROSPECTUS FOR UP TO
9,213,052 SHARES OF COMMON STOCK

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This Supplement No. 1, dated December 28, 2023 (this “Supplement”), updates and supplements the proxy statement/prospectus dated December 21, 2023 (the “Proxy Statement/Prospectus”) relating to the proposed amalgamation (the “Amalgamation”) of Pono Three Merger Acquisitions Corp., a British Columbia company (“Merger Sub”) and wholly-owned subsidiary of Pono Capital Three, Inc., a Cayman Island exempted company (“Pono”), with Robinson Aircraft Ltd., a British Columbia company d/b/a Horizon Aircraft (“Horizon”), pursuant to a Business Combination Agreement, dated as of August 15, 2023 (as it may be amended or supplemented from time to time, the “BCA”), by and among Pono, Merger Sub, and Horizon. Capitalized terms not otherwise defined have the meaning ascribed to them in the Proxy Statement/Prospectus.

The purpose of this Supplement is to revise the Redemption Deadline to January 2, 2024 (two (2) business days before the Pono Shareholders Meeting).

As further described in the Proxy Statement/Prospectus, in order to exercise redemption rights, Pono Shareholders must, prior to 5:00 p.m., Eastern Time, on January 2, 2024 (two (2) business days before the Pono Shareholders Meeting), tender the shares physically or electronically and submit a request in writing that we redeem the Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent.

This Supplement is being filed by Pono with the SEC to supplement certain information contained in the Proxy Statement/Prospectus. Except as otherwise set forth below, the information set forth in the Proxy Statement/Prospectus remains unchanged. Capitalized terms used but not defined herein have the meaning ascribed to them in the Proxy Statement/Prospectus.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any additional supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 50 of the Proxy Statement/Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of the Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

This supplement to the Proxy Statement/Prospectus is dated December 28, 2023.

Important Information About the Proposed Merger and Where to Find It

In connection with the Business Combination, Pono has filed with the SEC the Registration Statement, which includes the Proxy Statement/Prospectus. The Registration Statement was declared effective on December 21 2023. Pono has mailed the Proxy Statement/Prospectus and other relevant documents to its shareholders. This document is not a substitute for the Proxy Statement/Prospectus. INVESTORS AND SECURITY HOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PONO, HORIZON, THE PROPOSED TRANSACTION AND RELATED MATTERS. Pono shareholders and other interested persons will also be able to obtain a copy of the Registration Statement, the Proxy Statement/Prospectus, and other documents filed with the SEC, without charge, by directing a request to: Pono Capital Three, Inc., 643 Ilalo Street, #102, Honolulu, Hawaii 96813, (808) 892-6611, or on the SEC’s website at www.sec.gov.